UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 19, 2014

AMERICAN INTERNATIONAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-8787	13-2592361
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Water Street

New York, New York 10038

(Address of principal executive offices)

Registrant’s telephone number, including area code: (212) 770-7000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 — Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On June 19, 2014, American International Group, Inc. (“AIG”) entered into the Second Amended and Restated Credit Agreement (the “Second Amended Credit Agreement”) among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent, and each Several L/C Agent party thereto, which amends and restates AIG’s First Amended and Restated Credit Agreement, dated as of October 5, 2012 (the “First Amended Credit Agreement”), among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan, as Administrative Agent, and each Several L/C Agent party thereto.

The Second Amended Credit Agreement provides for a five-year total commitment of $4.0 billion (increased from a four-year commitment in the First Amended Credit Agreement), consisting of standby letters of credit and/or revolving credit borrowings without any limits on the type of borrowings (the First Amended Credit Agreement had a $2.0 billion limit on letters of credit). Under circumstances described in the Second Amended Credit Agreement, the aggregate commitments may be increased by up to $500 million, for a total commitment under the Second Amended Credit Agreement of $4.5 billion. The amendments effected by the Second Amended Credit Agreement also include adding an ability to borrow in Sterling, Euro, Yen and other agreed foreign currencies. Under the Second Amended Credit Agreement, the applicable rate, commitment fee and letter of credit fee are determined by reference to the credit ratings of AIG’s senior unsecured long-term debt. Borrowings bear interest at a rate per annum equal to the adjusted LIBO rate plus an applicable rate or an alternative base rate plus an applicable rate. The adjusted LIBO rate is equal to LIBOR and is subject to adjustment for reserve requirements. The alternative base rate is equal to the highest of (i) the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate; (ii) the federal funds rate plus 0.50%; and (iii) the adjusted LIBO rate plus 1.00%.

The Second Amended Credit Agreement requires AIG to maintain a specified minimum consolidated net worth and subjects AIG to a limit on total consolidated debt to total consolidated capitalization, subject to certain limitations and exceptions. In addition, the Second Amended Credit Agreement contains certain customary affirmative and negative covenants, including limitations with respect to the incurrence of certain types of liens, transactions with affiliates, and certain fundamental changes. Amounts due under the Second Amended Credit Agreement may be accelerated upon an “event of default,” as defined in the Second Amended Credit Agreement, such as failure to pay amounts owed thereunder when due, breach of a covenant, material inaccuracy of a representation, or occurrence of bankruptcy or insolvency, subject in some cases to cure periods.

AIG expects that it may draw on the Second Amended Credit Agreement from time to time, and may use the proceeds for general corporate purposes. Letters of credit issued under the Second Amended Credit Agreement will be used to support reinsurance operations of AIG’s insurance subsidiaries and for general corporate purposes. As of June 19, 2014, there are approximately $53 million of letters of credit outstanding under the Second Amended Credit Agreement and no other borrowings, so that a total of approximately $3.947 billion remains available under the Second Amended Credit Agreement.

The foregoing description of the Second Amended Credit Agreement is qualified in its entirety by reference to the Second Amended Credit Agreement, which is filed as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Section 2 — Financial Information

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Section 9 — Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Second Amended and Restated Credit Agreement, dated as of June 19, 2014, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan, as Administrative Agent, and each Several L/C Agent party thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN INTERNATIONAL GROUP, INC. (Registrant)

Date: June 19, 2014	By:	/s/ James J. Killerlane III
	Name:	James J. Killerlane III
	Title:	Associate General Counsel and Assistant Secretary

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of June 19, 2014, among AIG, the subsidiary borrowers party thereto, the lenders party thereto, JPMorgan, as Administrative Agent, and each Several L/C Agent party thereto.